Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 105 to Registration Statement No. 002-61760 on Form N-1A of our report dated November 17, 2011, relating to the financial statements and financial highlights of Fidelity Stock Selector All Cap Fund, a fund of Fidelity Capital Trust, appearing in the Annual Report on Form N-CSR of Fidelity Capital Trust for the year ended September 30, 2011, and to the reference to us under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which is a part of such Registration Statement.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
July 27, 2012